SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check One) [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
            [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:  September 30, 2005
                   ------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.


      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

________________________________________________________________________________


PART I - REGISTRANT INFORMATION


________________________________________________________________________________


Cord Blood America, Inc.
________________________________________________________________________________
Full Name of Registrant


9000 W. Sunset Boulevard, Suite 400
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)



West Hollywood, California  90069
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)


          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b)  The subject annual report, semi-annual report, transition report
[X] on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


         PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

          As of November 14, 2005, Cord Blood America, Inc. requires additional time to complete its quarterly report on Form 10-QSB for the following reason. Our independent accountants have advised us that they require additional time to complete their review of our interim financial statements for the three months ended September 30, 2005.

PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

           Sandra D. Smith,
        Chief Financial Officer       (310)                 432-4090
        -----------------------    ------------        -------------------
               (Name)               (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                                [X] Yes   [ ] No

If the answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                   [ ] Yes   [X] No
________________________________________________________________________________

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

     Cord Blood America, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Cord Blood America, Inc.


Date:  November 14, 2005                    By /s/ Matthew L. Schissler
                                            Matthew L. Schissler, Chairman and
                                            Chief Executive Officer